Exhibit 16.1

December 11, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on December 11, 2025 of FG Nexus Inc. (the “Company”) and agree with the statements relating only to Haskell & White LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Haskell & White LLP